================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             DSP TECHNOLOGY INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                             DSP TECHNOLOGY INC.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii) 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                                 [DSP LOGO]

                               48500 Kato Road
                       FREMONT, CALIFORNIA  94538-7338

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MAY 18, 1998

Dear Stockholder:


     You are invited to attend the Annual Meeting of the Stockholders of DSP Technology Inc. (the "Company"), which will be held on May 18, 1998, at 10:00 a.m. local time at the Company's Ann Arbor offices located at 795 Highland Drive, Ann Arbor, Michigan, for the following purposes:

1. To elect four (4) directors to hold office until their successors are elected and qualified.

2. To approve an increase in the number of shares of the Company's Common Stock reserved for issuance under its 1991 Stock Option Plan by 111,000 shares.

3. To ratify the appointment of the accounting firm of Grant Thornton as the independent accountants of the Company for the fiscal year ending January 31, 1999.

4. To transact any other business that may properly come before the meeting or any adjournments thereof.


     Stockholders of record at the close of business on April 13, 1998 are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten (10) days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the Company's Ann Arbor offices located at 795 Highland Drive, Ann Arbor, Michigan.


                              By Order of the Board of Directors,


                              /s/ Jose M. Millares, Jr.

                              JOSE M. MILLARES, JR.
                              Secretary

Fremont, California
April 21, 1998


     -------------------------------------------------------------------------
     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND MAIL IT PROMPTLY IN THE RETURN ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.
     -------------------------------------------------------------------------

                             DSP TECHNOLOGY INC.
                               48500 KATO ROAD
                       FREMONT, CALIFORNIA  94538-7338
                               _______________

             PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                               _______________

     The accompanying proxy is solicited by the Board of Directors of DSP Technology Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 18, 1998 at 10:00 a.m., local time, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is April 21, 1998, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.


                             GENERAL INFORMATION


     ANNUAL REPORT. An annual report for the fiscal year ended January 31, 1998 is enclosed with this Proxy Statement.

     VOTING SECURITIES. Only stockholders of record as of the close of business on April 13, 1998, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 2,277,360 shares of Common Stock of the Company issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one (1) vote for each share of stock held on the proposals presented in this Proxy Statement. The Company's By-Laws provide that a majority of all of the shares of the capital stock entitled to vote at the meeting, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

     Stockholders have cumulative voting rights in the election of directors. Under the cumulative voting method, a stockholder may multiply the number of votes to which his or her shares are entitled by the number of directors to be elected and cast this total number of votes for any one candidate or distribute the total number of votes in any proportion among as many candidates as the stockholder desires. The candidates receiving the highest number of votes up to the number of directors to be elected are elected. A stockholder may not cumulate his or her votes for a candidate unless such candidate's name has been placed in nomination prior to voting and unless a stockholder has given notice at the meeting, prior to voting, of his or her intention to cumulate his or her votes. If any stockholder gives such notice, all stockholders may then cumulate their votes. Management is hereby soliciting discretionary authority to cumulate votes represented by proxies if cumulative voting is invoked.

     SOLICITATION OF PROXIES. The cost of soliciting proxies will be borne by the Company. The Company has retained MacKenzie Partners, Inc. to assist in solicitation of proxies for a fee not to exceed $3,000, plus customary out-of-pocket expenses. In addition, the Company will solicit stockholders by mail through its regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

     VOTING OF PROXIES. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

     STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT. The following table sets forth certain information as of March 31, 1998, with respect to the beneficial ownership of the Company's Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director and director-nominee of the Company, (iii) the Chief Executive Officer and the three other executive officers of the Company as of January 31, 1998 whose salary and bonus for the year ended January 31, 1998 exceeded $100,000, and (iv) all executive officers and directors of the Company as a group.


                                                                                SHARES OWNED (2)
                                                                    -----------------------------------------
                        NAME AND ADDRESS OF                               NUMBER OF            PERCENTAGE
                       BENEFICIAL OWNERS (1)                               SHARES               OF CLASS
------------------------------------------------------------------- ---------------------  ------------------
FEV Motorentechnik GmbH & Co. KG...................................           260,000(3)                11.4%
 NeuenhostraBe 181
 52078 Aachen, Germany
FMR Corp...........................................................           160,800(4)                 7.1%
  82 Devonshire Street
  Boston, MA  02109
F. Gil Troutman, Jr................................................           115,000(5)                 4.9%
Alan S. Broad......................................................            89,536(6)                 3.9%
J. Scott Kamsler...................................................            78,200(7)                 3.4%
Howard O. Painter, Jr..............................................            76,000(8)                 3.3%
Jose M. Millares, Jr...............................................            38,000(9)                 1.6%
Michael Ford.......................................................            21,000(10)                  *
Larry Moulton......................................................             8,333(11)                  *
Executive officers and directors as a group (seven persons)........           426,069(12)               17.5%

--------------------
*    Less than 1%

(1) Except as otherwise indicated, the address of each beneficial owner is c/o the Company, 48500 Kato Road, Fremont, California 94538-7338.

(2) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

(3) According to a Schedule 13D filed with the Securities and Exchange Commission on March 23, 1998, FEV Motorentechnik GmbH & Co. KG ("FEV") is the beneficial owner of 260,000 shares of the Company's common stock. FEV has sole voting power and sole dispositive power with respect to the 260,000 shares of the Company's common stock.

(4) According to a Schedule 13G/A filed with the Securities and Exchange Commission February 10, 1998, all 160,800 shares are beneficially owned by FMR Corp. through its wholly-owned subsidiary, Fidelity Management & Research Company ("Fidelity"), which is deemed to beneficially own such shares as a result of acting as an investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the "Funds"). The ownership of one investment company, Fidelity Low-Priced Stock Fund, amounts to 160,800 shares of the Company's Common Stock. Edward C. Johnson 3d (Chairman of FMR Corp.), FMR Corp. (through its control of Fidelity) and the Funds each has the sole power to dispose of the 160,800 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds' Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Board of Trustees. Members of the Mr. Edward C. Johnson 3d family, through their ownership of voting common stock of FMR Corp. and their execution of a stockholder's voting agreement, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp., and may therefore be deemed to beneficially own the shares of the Company's stock beneficially owned by FMR Corp.

(5) Includes 50,000 shares subject to stock options exercisable within 60 days of March 31, 1998.

(6) Includes 27,500 shares subject to stock options exercisable within 60 days of March 31, 1998.

(7) Includes 6,000 shares subject to stock options exercisable within 60 days of March 31, 1998.

(8) Includes 21,000 shares subject to stock options exercisable within 60 days of March 31, 1998.

(9) Includes 27,500 shares subject to stock options exercisable within 60 days of March 31, 1998.

(10) Includes 21,000 shares subject to stock options exercisable within 60 days of March 31, 1998.

(11) Includes 8,333 shares subject to stock options exercisable within 60 days of March 31, 1998.

(12) Includes 161,333 shares subject to stock options exercisable within 60 days of March 31, 1998.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS


     The Company's directors are elected annually to serve until the next annual meeting of stockholders and thereafter until their successors are elected and are qualified. The By-Laws of the Company authorize a flexible number of directors, which is currently fixed at four (4), to be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

     Unless otherwise directed by stockholders, the proxyholders will vote all shares represented by proxies held by them for the election of the following nominees, all of whom are now members of and constitute the Company's Board of Directors. The Company is advised that all of the nominees have indicated their availability and willingness to serve if elected. In the event that any nominee becomes unavailable or unable to serve as a director of the Company prior to the voting, the proxyholders will refrain from voting for the unavailable nominee and will vote for a substitute nominee in the exercise of their best judgment. If a quorum is present and voting, the four (4) nominees for director receiving the highest number of votes will be elected directors. Absentees and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present for purposes of determining if a quorum is present.

                                                                                             DIRECTOR
                  NAME              AGE               POSITION WITH THE COMPANY               SINCE
------------------------------- ------------  ----------------------------------------- -----------------
Howard O. Painter, Jr.                62        Chairman of the Board                          1987
F. Gil Troutman, Jr.                  54        Director, Chief Executive Officer and          1988
                                                President
J. Scott Kamsler                      50        Director                                       1988
Michael A. Ford                       59        Director and Product Line Manager               1988

     HOWARD O. PAINTER, JR. has served as Chairman of the Board since March 1988, and as a Director since June 1987. He also served as the Company's Chief Executive Officer from March 1988 until October 1989 and as President from March 1988 until July 1988. Since 1985, Mr. Painter has been an independent business development and marketing consultant. From April 1992 to January 1994, he also served as the President of Adtron Instruments, a manufacturer of electronic instruments. From 1980 to 1985, he held the position of Vice President and General Manager of the Service Products Division of GenRad, Inc., a test equipment manufacturer. Prior to this, he held various other management positions with GenRad, Inc. since 1971.

     F. GIL TROUTMAN, JR. has served as Chief Executive Officer since October 1989 and as a Director and President since July 1988. From 1985 until July 1988, Mr. Troutman held the position of Product Line Manager of the Test Systems and Instruments Group of GenRad, Inc. Prior to this, he held various other management positions with GenRad, Inc. since 1967, including the position of National Sales Manager of all GenRad products from 1982 to 1985.

     J. SCOTT KAMSLER is a founder of the Company and has served as a Director since November 1988. He served as the Company's Vice President of Finance, Chief Financial Officer and Secretary from April 1984 until September 1989. From January 1984 until September 1989, he was also the Vice President, Finance and Chief Financial Officer of Solitec, Inc. Since October 1989, Mr. Kamsler has also served as Vice President, Finance and Chief Financial Officer of Symmetricom, Inc., formerly Silicon General Inc.

     MICHAEL A. FORD has served as a Director of the Company since October 1988 and has served as Product Line Manager for the Company's SigLab Group on a part-time, interim basis since July 1994. In addition, Mr. Ford has been an independent management and marketing consultant since March 1994. Mr. Ford served as President of On-Line Environment Corporation, a Company providing environmental monitoring equipment and services to large computer installations from October 1989 to March 1994. Prior to this, Mr. Ford was the President of Western Management Partners, a business development and marketing consulting Company from 1986 to 1989.

     BOARD MEETINGS. During the fiscal year ended January 31, 1998, the Board held six (6) meetings. No director serving on the Board during fiscal 1998 attended fewer than 75% of such meetings of the Board and the Committees on which he serves.

     The Company does not have a standing Nominating Committee, but does have an Audit Committee and a Compensation Committee. The Audit Committee's function is to review with the Company's independent accountants and management the annual financial statements and independent accountants' opinion, review the scope and results of the examination of the Company's financial statements by the independent accountants, approve all professional services and related fees performed by the independent accountants, recommend the retention of the independent accountants to the Board, subject to ratification by the stockholders, and periodically review the Company's accounting policies and internal accounting and financial controls. The members of the Audit Committee during fiscal 1998 were J. Scott Kamsler, Michael A. Ford and Howard O. Painter, Jr. During fiscal 1998, the Audit Committee held one (1) meeting. The Compensation Committee's function is to review and approve salary and bonus levels and stock option grants. The members of the Compensation Committee during fiscal 1998 were Michael A. Ford and J. Scott Kamsler. During fiscal 1998, the Compensation Committee held six (6) meetings.

     COMPENSATION OF DIRECTORS.   The Company pays a monthly fee of $2,725 to
its Chairman of the Board and $1,500 to the other non-employee directors. The Company also reimburses these directors for expenses incurred in attending each Board and committee meeting. The Company's 1991 Outside Directors Stock Option Plan (the "Directors Plan") provides for the initial automatic grant of an option to purchase 6,000 shares of the Company's Common Stock to directors of the Company who are not employees of the Company or any parent or subsidiary corporation (an "Outside Director") upon initial appointment or election to the Board of Directors, and subsequent grants to each Outside Director of an option to purchase 3,000 shares of Common Stock on each anniversary of the date of his or her initial grant. A total of 75,000 shares of the authorized but unissued Common Stock of the Company are reserved for issuance under the Directors Plan. Messrs. Painter and Kamsler were each granted options to purchase 3,000 shares of Common Stock under the Directors Plan during the fiscal year ended January 31, 1998, while Mr. Ford was granted options to purchase 3,000 shares of Common Stock under a separate standalone agreement during the fiscal year ended January 31, 1998.

     From July 1994 through November 1997, Michael A. Ford served as Product Line Manager on a part-time, interim basis for the Company's SigLab Group at a $6,000 monthly salary. Mr. Ford's salary was increased to $7,200 per month in December 1997.

     The following table provides the specified information concerning all compensation paid to persons who were directors of the Company during fiscal 1998 who are not named in the Summary Compensation Table.

                  DIRECTOR COMPENSATION FOR LAST FISCAL YEAR

                                                    Cash Compensation                     Security Grants
                                           --------------------------------     -----------------------------------
                                                                                      Number of Securities
                  NAME                            ANNUAL RETAINER FEES              Underlying  Options (#)
------------------------------------       --------------------------------     -----------------------------------
Howard O. Painter, Jr.                                   $32,700                                3,000
J. Scott Kamsler                                         $18,000                                3,000
Michael A. Ford                                          $18,000                                3,000


                   EXECUTIVE COMPENSATION AND OTHER MATTERS


     COMPENSATION OF EXECUTIVE OFFICERS. The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company and the three (3) other executive officers of the Company as of January 31, 1998 whose total salary and bonus for the fiscal year ended January 31, 1998 exceeded $100,000, for services in all capacities to the Company, during the fiscal years ended January 31, 1998, 1997 and 1996.

                          SUMMARY COMPENSATION TABLE

                                                                                     ANNUAL
                                                                                  COMPENSATION
                                                              ----------------------------------------------------
       NAME AND PRINCIPAL POSITION               YEAR                  SALARY                      BONUS
--------------------------------------     ---------------    ------------------------    ------------------------
F. Gil Troutman, Jr.                              1998                   $173,076                    $51,000
  Director, Chief                                 1997                   $175,448                    $     0
  Executive Officer and                           1996                   $160,638                    $40,000
  President

Alan S. Broad                                     1998                   $151,341                    $30,000
  Senior Vice President                           1997                   $138,812                    $     0
                                                  1996                   $124,227                    $22,350

Jose M. Millares, Jr.                             1998                   $118,500                    $23,600
  Chief Financial Officer,                        1997                   $118,841                    $     0
  Secretary and Vice                              1996                   $106,470                    $19,150
  President, Finance

Larry Moulton(1)                                  1998                   $126,648                    $31,100
  Director of Operations and                      1997                   $ 30,590                    $     0
  General Manager for Transportation              1996                         --                         --
  Group

_______________________
(1) Mr. Moulton accepted employment with the Company in November 1996 and was appointed as an executive officer in February 1997.

     STOCK OPTIONS GRANTED DURING FISCAL 1998. The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the year ended January 31, 1998 to the persons named in the Summary Compensation Table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                  POTENTIAL REALIZABLE
                                                                                                   VALUE  AT ASSUMED
                                                                                                  ANNUAL RATES OF STOCK
                                                 INDIVIDUAL GRANTS IN                            PRICE APPRECIATION FOR
                                          FISCAL YEAR ENDED JANUARY 31, 1998                         OPTION TERM(3)
                           ----------------------------------------------------------------- -------------------------------
                              NUMBER OF        % OF TOTAL
                             SECURITIES         OPTIONS
                             UNDERLYING        GRANTED TO
                               OPTIONS        EMPLOYEES IN      EXERCISE OR    EXPIRATION
         NAME                GRANTED(1)        FISCAL YEAR      BASE PRICE(2)      DATE            5%             10%
----------------------     --------------   ----------------    -------------  ------------- --------------   --------------
F. Gil Troutman, Jr.             0                  0%               --               --             --              --
Alan S. Broad               10,000                 11%           $5.625         06/19/07        $35,375         $89,648
Jose M. Millares, Jr.            0                  0%               --               --             --              --
Larry Moulton                    0                  0%               --               --             --              --

------------------
(1) Options granted during fiscal 1998 under the Company's 1991 Stock Option Plan generally vest in equal annual amounts over a three-year period; provided, however, that no option may be exercised in whole or in part until six (6) months after the date of grant.

(2)  All options were granted at fair market value on the date of grant.

(3) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the optionholders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved. One share of stock purchased at $5.625 in fiscal 1997 would yield profits of approximately $3.54 per share at 5% appreciation over ten years, or approximately $8.96 per share at 10% appreciation over the same period.

OPTION EXERCISES AND FISCAL 1998 YEAR-END VALUES.


     The following table provides specified information concerning unexercised options held as of January 30, 1998 by the persons named in the Summary Compensation Table.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                  NUMBER OF SECURITIES       VALUE IN DOLLARS OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS AT
                              SHARES                               OPTIONS AT 1/30/98                   1/30/98
                           ACQUIRED ON                        -----------------------------  -------------------------------
       NAME                EXERCISE (#)    VALUE REALIZED ($) EXERCISABLE(1)  UNEXERCISABLE  EXERCISABLE(2)    UNEXERCISABLE
---------------------     --------------  -----------------   --------------  -------------- ---------------   -------------
F. Gil Troutman, Jr.              50,000           $281,900          50,000              --         $281,900               --
Alan S. Broad                     37,500           $153,613          27,500          10,000         $127,983          $25,630
Jose M. Millares, Jr.             27,500           $144,233          27,500              --         $144,233               --

------------------
(1) Options granted during fiscal 1998 under the Company's 1991 Stock Option Plan generally vest in equal annual amounts over a three-year period; provided, however, that no option may be exercised in whole or in part until six (6) months after the date of grant.

(2) Based on the closing price of $8.188, as reported on the Nasdaq National Market, on January 30, 1998, less the exercise price.

     EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS. The Company's 1991 Stock Option Plan provides that in the event of a "Transfer of Control" of the Company, the acquiring corporation will either assume the Company's rights under outstanding options or issue substitute options for the acquiring corporation's stock for such outstanding options. In the event that the acquiring corporation elects not to assume or substitute for outstanding options in connection with certain merger transactions, the Board of Directors will provide that such outstanding options become immediately exercisable and vested with respect to the full number of shares subject to such options as of a date prior to the transfer of control. Options which are neither assumed or substituted for by the acquiring corporation nor exercised as of the consummation of the transfer of control will terminate.

     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS. Pursuant to a Strategic Alliance Agreement (the "Alliance Agreement") dated February 26, 1995 between the Company and FEV Motorentechnik GmbH & Co. KG, a stockholder of more than 5% of the Company's outstanding capital stock ("FEV"), the Company has entered into a strategic relationship with FEV for an initial term of three years for the purpose of combining resources, technology and distribution for joint product development and distribution within certain territories. Under the terms of the Alliance Agreement, the Company and FEV have agreed to jointly develop and manufacture certain products as well as act as sole distributors of each other's pre-existing products within certain respective territories and strategic partners with respect to distribution for other parts of the world. Under the terms of the Alliance Agreement, the Company's relationship with FEV is to remain in effect unless and until terminated by the means specified thereunder. Sales of the Company's products through the Company's relationship with FEV during fiscal 1998 were approximately $1,883,000 or approximately 8.5% of the Company's total net sales.

     COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT. Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representation that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent shareholders were complied with, except that subsequent to fiscal 1998 an initial statement of beneficial ownership for FEV was not timely filed.

     CHANGES TO BENEFIT PLANS. The Company has proposed the approval of an amendment to the Company's Option Plan (as defined below) to increase the maximum aggregate number of shares of the Company's Common Stock issuable under the plan by 111,000 shares from 1,018,327 shares to 1,129,327 shares, as described below under the caption, "AMENDMENT OF THE 1991 STOCK OPTION PLAN."
As of February 28, 1998, no grant of options conditioned on stockholder approval of an increase in the share reserve under the Option Plan had been made to any employee. Grants under the Option Plan are made at the discretion of the Compensation Committee or the Board of Directors. Accordingly, future grants under the Option Plan are not yet determinable.

                                 PROPOSAL TWO

                    AMENDMENT OF THE 1991 STOCK OPTION PLAN


     GENERAL. The DSP Technology Inc. 1991 Stock Option Plan (the "Option Plan") was adopted by the Board of Directors April 23, 1991, and adopted by the Company's stockholders at the 1991 Annual Meeting of Stockholders held June 19, 1991. Currently, a maximum of 1,018,327 shares of Common Stock may be issued under the Option Plan. This number consists of (i) 103,894 shares of Common Stock previously reserved for issuance under the Company's 1985 Incentive Stock Option Plan and 1985 Nonstatutory Stock Option Plan (the "1985 Plans") which the Board of Directors transferred to the Option Plan upon its adoption, (ii) 174,433 shares of Common Stock which at the time of the adoption of the Option Plan were subject to options previously granted under the 1985 Plans (the "1985 Plan Options") and (iii) an additional 740,000 shares of Common Stock reserved for issuance under the Option Plan. However, the maximum number of shares that may be issued under the Option Plan will be reduced by the number of shares subject to any 1985 Plan Options that are exercised or remain outstanding. As of February 28, 1998, the maximum number of shares issuable under the Option Plan is reduced by 174,433, which is the sum of the 36,500 shares remaining subject to outstanding 1985 Plan Options and 137,933 shares previously issued upon the exercise of the 1985 Plan Options.

     Options to purchase 94,175 shares of the Company's Common Stock were granted under the Option Plan during the fiscal year ended January 31, 1998 at exercise prices ranging from $5.125 to $9.375. Of the option grants made by the Company during fiscal 1998, only one was made to an executive officer. Alan S. Broad was granted an option to purchase 10,000 shares at an exercise price of $5.625 per share. Option grants under the Option Plan are made at the discretion of the Compensation Committee or the Board of Directors.
Accordingly, future grants under the Option Plan are not yet determinable. As of February 28, 1998, a total of 803,987 shares had been issued under the Option Plan or were subject to options outstanding under the Option Plan, leaving 214,340 shares of Common Stock available for future option grants under the Option Plan. On February 28, 1998, the Board of Directors amended the Option Plan, subject to stockholder approval, to increase the aggregate maximum number of shares of the Company's Common Stock issuable under the Option Plan by 111,000 shares from 1,018,327 shares to 1,129,327 shares. No options have been granted under the Option Plan following the amendment.

     The Board of Directors now seeks stockholder approval of the amendment to the Option Plan authorizing the additional 111,000 shares for future stock option awards. The Board of Directors believes that approval of the amendment to the Option Plan to make available an adequate number of shares for the future grant of stock options is in the best interests of the Company and its stockholders because stock options serve to align the long-term interests of the optionees and the stockholders and are an important factor in attracting, motivating and retaining qualified personnel essential to the success of the Company.

     SUMMARY OF THE PROVISIONS OF THE OPTION PLAN AS AMENDED. The following summary of the Option Plan as amended is qualified in its entirety by the specific language of the Option Plan, a copy of which is available to any stockholder upon request.

     Shares Subject To Plan. The Option Plan provides for the grant of incentive stock options within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and nonstatutory stock options. Currently, a maximum of 1,018,327 of the Company's Common Stock may be issued upon the exercise of options under the Option Plan. The Board has amended the Option Plan, subject to stockholder approval, to increase by 111,000 to 1,129,327 the aggregate maximum number of shares that may be issued thereunder. As described above, this number is reduced by the number of shares subject to any 1985 Plan Options that are exercised or remain outstanding. In the event of any stock dividend, stock split, reverse stock split, recapitalization, reclassification or reorganization, the Board may approve an appropriate and proportionate adjustment in the number and kind of shares subject to the Option Plan and to outstanding options and to the exercise price of outstanding options. To the extent any outstanding option under the Option Plan expires or terminates prior to exercise in full or if shares issued upon the exercise of an option are repurchased by the

Company, the shares for which the option has not been exercised or the repurchased shares are returned to the option Plan and become available for future grant.


     Administration. The Option Plan is administered by the Board or a duly appointed committee of the Board (together, the "Administrator"). Subject to the provisions of the Option Plan, the Administrator determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the terms of vesting and exercisability of each option, the type of consideration to be paid to the Company upon exercise of an option, the duration of each option, and all other terms and conditions of the options. The Administrator will interpret the Option Plan, and all determinations of Administrator will be final and binding on all optionees.

     Eligibility. All employees (including officers and directors who are also employees) of the Company, any parent or subsidiary corporations of the Company, or any other corporation within a controlled group of corporations within the meaning of section 1563 of the Code which includes the Company may be granted one or more options under the Option Plan. As of February 28, 1998, approximately one hundred thirty-five (135) employees, including four (4) executive officers, were eligible to participate in the Option Plan.

     Terms And Conditions Of Options. Each option is evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Option Plan. The exercise price per share of an option must equal at least the fair market value of a share of the Company's Common Stock on the date of grant. However, the exercise price per share of any option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary corporation of the Company must be at least 110% of the fair market value of a share of the Company's Common Stock on the date of grant, and the term of any such option cannot exceed five (5) years. On February 27, 1998, the closing sale price of the Company's Common Stock, as reported by the Nasdaq National Market, was $8.938 per share.

     Generally, options may be exercised by payment of the exercise price in cash or in cash equivalent, or, if permitted by the Administrator, by tender of shares of Common Stock owned by the optionee having a fair market value not less than the option exercise price or by the assignment of the proceeds of a sale of some or all of the shares of Common Stock being acquired upon the exercise of the option.

     Options become exercisable and vested at such times as specified by the Administrator, provided that no option may be exercised in whole or in part until six (6) months after the date of grant. Generally, options become exercisable in installments, subject to the optionee's continued employment. However, the Administrator may accelerate the time at which an option or an installment thereof may be exercised. The maximum term of options is ten (10) years. Options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee.

     Under the Option Plan, if an optionee's employment is terminated for any reason except death or disability, the optionee may generally exercise his or her option (to the extent unexercised and exercisable on the date of termination) within ninety (90) days after the date of termination, but in any event not later than the expiration of the option term; provided, however, that, at the election of the Administrator, such 90-day period may be extended by up to one (1) year in the case of a nonstatutory stock option, but in no event later than the expiration of the option term. If an optionee's employment terminates due to death or disability, the optionee (or his or her legal representative) may exercise the option (to the extent unexercised and exercisable on the date of termination) within one (1) year after the date of the optionee's death or the date the optionee ceases to be an employee due to disability, as the case may be, but in any event not later than the expiration of the option term.

     Transfer Of Control. A "Transfer of Control" will be deemed to occur upon any of the following events in which the stockholders of the Company do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company: (i) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company, or (ii) a merger in which the Company is the surviving corporation. A Transfer of Control will also occur in the event of (i) a merger in which the Company is not the surviving corporation, other than such transaction the principal purpose of which is to change the state of the Company's incorporation, (ii) the sale, exchange or transfer (other than to a subsidiary of the Company) of all or substantially all of the assets of the Company, or (iii) a liquidation or dissolution of the Company. If a Transfer of Control occurs, the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the "Acquiring Corporation"), may either assume outstanding options or substitute options for the Acquiring Corporation's stock for the outstanding options. However, if the Acquiring Corporation does not assume or substitute for outstanding options in connection with a merger of the Company constituting a Transfer of Control, the Administrator must provide that any unexercisable and/or unvested portion of the outstanding options will be immediately exercisable and vested as of a date at least thirty (30) days prior to the Transfer of Control. Any options which are neither assumed or substituted for by the Acquiring Corporation nor exercised as of the date of the Transfer of Control will terminate effective as of such date.

     Termination Or Amendment. Unless sooner terminated, no options may be granted under the Option Plan after April 22, 2001. The Administrator may terminate or amend the Option Plan at any time, but, without stockholder approval, the Administrator may not amend the Option Plan to increase the aggregate maximum number of shares of Common Stock which may be issued thereunder or change the class of persons eligible to receive options. No termination or amendment of the Option Plan may adversely affect an outstanding option without the consent of the optionee, unless the amendment is necessary to comply with any applicable law or regulation.

     SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE OPTION PLAN. The following summary is intended only as a general guide as to the United States federal income tax consequences under current law with respect to participation in the Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

     Incentive Stock Options. An optionee recognizes no taxable Income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under section 422 of the Code. Optionees who do not dispose of their shares for two (2) years following the date the option was granted nor within one (1) year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two (2) years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the determination date (see discussion under "Nonstatutory Stock options" below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 18 months, midterm if the optionee's holding period is more than 12 months but not more than 18 months and short-term if the optionee's holding period is 12 months or less. Long-term capital gains are currently subject to a maximum tax rate of 20%, mid-term capital gains are subject to a maximum tax rate of 28% and short-term capital gains are taxed at ordinary rates. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

     The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under "Nonstatutory Stock Options" below) is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

     Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally realizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below) and such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares are transferable or (ii) the date on which the shares are not subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue service not later than thirty (30) days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 18 months, mid-term if the optionee's holding period is more than 12 months but not more than 18 months and short-term if the optionee's holding period is 12 months or less. Long-term capital gains are currently subject to a maximum tax rate of 20%, mid-term capital gains are subject to a maximum tax rate of 28% and short-term capital gains are taxed at ordinary rates. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

     VOTE REQUIRED AND BOARD OF DIRECTORS RECOMMENDATION. The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes each will be counted as present for purposes of determining the presence of a quorum, but will have no effect on the outcome of the vote on this proposal.

     The Board of Directors believes that the proposed amendment to increase the share reserve of the 1991 Stock Option Plan is in the best interests of the stockholders and the Company for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THIS PROPOSAL TO INCREASE THE AGGREGATE MAXIMUM NUMBER OF SHARES ISSUABLE UNDER THE COMPANY'S 1991 STOCK OPTION PLAN BY 111,000 SHARES.

                                PROPOSAL THREE

            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS


     The Board of Directors of the Company has selected Grant Thornton as independent accountants to audit the financial statements of the Company for the fiscal year ending January 31, 1999. Grant Thornton has acted in such capacity since its appointment during the fiscal year ended January 31, 1993. A representative of Grant Thornton is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

     The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF GRANT THORNTON AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING JANUARY 31, 1999.


                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                            AT NEXT ANNUAL MEETING


     Proposals of stockholders intended to be presented at the next Annual Meeting of the Stockholders of the Company must be received at the Company's principal office not later than December 22, 1998, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.


                         TRANSACTION OF OTHER BUSINESS


     At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.


                              By Order of the Board of Directors,

                              /s/ Jose M. Millares, Jr.

                              JOSE M. MILLARES, JR.
                              Secretary


April 21, 1998

                                     PROXY
                              DSP TECHNOLOGY INC.
                  48500 KATO ROAD, FREMONT, CALIFORNIA 94538

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints F. Gil Troutman, Jr. and Jose M. Millares, Jr. (the "Proxies"), and each of them, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote as designated below, all the shares of Common Stock of DSP Technology Inc. (the "Company") held of record by the undersigned on April 13, 1998, at the Annual Meeting of Stockholders to be held on May 18, 1998 or any adjournment thereof.

1.      ELECTION OF DIRECTORS.
        FOR all nominees listed below              WITHHOLD AUTHORITY
        (except as marked to the contrary below)   to vote for all nominees
                                                   listed below

                            Howard O. Painter, Jr.
                             F. Gil Troutman, Jr.
                               J. Scott Kamsler
                                Michael A. Ford

     2. To approve an increase in the number of shares of the Company's Common Stock reserved for issuance under its 1991 Stock Option Plan by 111,000 shares.

        FOR [_]               AGAINST [_]            ABSTAIN [_]

     3. To ratify the appointment of Grant Thornton as the independent accountants of the Company for the fiscal year ending January 31, 1999.

        FOR [_]               AGAINST [_]            ABSTAIN [_]

     4. To transact such other business as may properly come before the meeting.

     This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the Proxy will be voted FOR Proposals 1, 2 and 3.



     Please sign exactly as your name appears on your stock certificates. When shares are held by joint tenants, both should sign. When signing as an attorney, as executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name, by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                              Dated:                           1998


                                                  Signature


                                                  Signature if held jointly


     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.